SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934

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THE BOEING COMPANY

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(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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[The following letter was mailed by The Boeing Company to certain institutional holders of its common stock on April 3, 2006.]

March 31, 2006

Dear                     :

I am writing to solicit your support for the position of The Boeing Company (“Boeing” or the “Company”) and its Board of Directors on proposals to be voted on at the Company’s Annual Meeting scheduled to take place on May 1, 2006. In addition to soliciting votes for the election of all our directors and an advisory vote on the appointment of auditors, we are seeking shareholder approval of amendment of our 2003 Incentive Stock Plan, primarily to add shares and enhance our ability to make more tax-efficient long-term incentive awards under Section 162(m) of the Internal Revenue Code, and of the Elected Officer Annual Incentive Plan, also for purposes of tax-efficiency under Section 162(m). We are also asking shareholders to vote for a management proposal to eliminate supermajority voting provisions from our charter documents, and to vote against several shareholder proposals.

We urge you to view these proposals in the context of our strong financial performance in 2005 and the Company’s and the Board’s long-standing commitment to sound corporate governance practices for the benefit of our shareholders.

STRONG FINANCIAL PERFORMANCE. As indicated in the Annual Report accompanying the Proxy Statement (copies of which are enclosed for reference), the Company had strong financial performance in 2005. Our stock price increased 36% in 2005, leading all major U.S. aerospace companies in stock price appreciation, and we increased our shareholder dividend by 20%. Our earnings per share rose 42% in 2005, our revenues rose 5% and our operating cash flow doubled—to $7 billion. Our core commercial airplane and defense businesses had a 34% increase in total backlog—to a record $205 billion at the close of 2005, nearly four times our total revenues for the year.

CORPORATE GOVERNANCE. We have continued our commitment to sound corporate governance practices, as demonstrated by the following:

•	We have taken action this year to declassify the Board so that all directors will be elected for one-year terms beginning with this year’s Annual Meeting.

•	We are submitting a management proposal at this year’s Annual Meeting to eliminate supermajority voting provisions from our charter documents.

•	All of our directors, other than Mr. McNerney, our President, Chief Executive Officer and Chairman, are independent under the New York Stock Exchange’s independence standards.

•	We have an independent Lead Director, Mr. Duberstein, who is vested with significant responsibilities, including presiding over executive sessions of the Board that are held at each regular Board meeting and facilitating communication between independent directors and management.

•	Directors’ interests are aligned with shareholder interests through stock ownership guidelines for directors to hold an investment position in Boeing stock.

•

We have adopted a policy to seek shareholder approval prior to adopting any shareholder rights plan, subject to the Board’s continuing fiduciary duties.  Under this policy, any shareholder rights plan adopted without prior shareholder approval must be submitted to a shareholder vote within one year or be redeemed or expire.

APPROVAL OF AMENDMENT OF BOEING 2003 INCENTIVE STOCK PLAN (Item 3): We are submitting amendment of the 2003 Plan for shareholder approval primarily to increase the number of shares authorized for issuance by 30 million shares, for a total of 60 million shares, and to increase the Section 162(m) limit on cash-denominated performance awards.

•	The proposed amendment of the 2003 Incentive Stock Plan should be viewed in the context of the changes the Company has made to its long-term incentive compensation program. Beginning in 2006, the program will link awards to internal financial goals as well as stock price growth, instead of the sole focus on stock price growth under the current performance share program. The new program will consist of a mix of stock options and performance awards. Stock options are closely aligned with shareholder interests because they provide value to the optionee only if the price of the Company’s stock appreciates. Performance awards, which are cash-denominated awards that may be paid out in stock or cash, will reward the achievement of long-term financial goals at the end of a three-year performance period.

•	The 2003 Plan has the following governance provisions: repricing of stock options is prohibited; stock options generally may not be granted with an exercise price less than fair market value of Boeing stock on the date of grant; Board committees whose members are independent under NYSE listing standards administer the plan; the plan authorizes a fixed number of shares and does not contain an “evergreen” funding formula; shareholders must approve any amendment to the plan as required by NYSE rules, and any amendment that would delete or limit the provision prohibiting repricing of options or increase the number of shares stated as available for issuance under the plan.

•	By increasing the number of shares authorized under the 2003 Plan, we believe we will have the flexibility to continue to provide equity incentives in amounts determined appropriate by the Compensation Committee over the next three years. As of February 27, 2006, there were approximately 5 million shares available for grant under the Company’s continuing equity plans.

•	The Company’s average annual burn rate for 2003 through 2005, which is the total number of shares subject to equity awards granted in a given year divided by the total number of shares of Boeing stock outstanding, was 1.7%.

•	If shareholders approve the 2003 Plan as proposed to be amended, including the request for 30 million new shares, the total number of shares available for grant under the Company’s continuing equity plans, plus the number of shares subject to outstanding awards under the Company’s current and prior equity plans as of February 27, 2006, would be approximately 92 million shares. As of the March 3, 2006 record date, the total number of shares of Boeing stock outstanding was approximately 761,288,000.

•	Non-performance based full-value awards are limited to 12 million shares, with a sublimit of 3 million shares for stock awards or restricted stock or stock unit awards that vest based on continuous service of less than three years.

•	The Company is also proposing to increase the current Section 162(m) limit on cash-denominated performance awards in order to provide tax-efficient rewards to the Company’s most senior executive officers. We are proposing to increase the limit from $3 million to a percentage of cumulative adjusted operating cash flow for the three-year performance period. Adjusted operating cash flow is net cash provided by operating activities, adjusted to eliminate the effect of net customer financing cash flows. The percentage is 0.50% for the Company’s Chief Executive Officer and 0.20% for each of the other four Section 162(m) covered employees. The actual amount to be paid pursuant to a performance unit award will be determined by the Compensation Committee, which may determine that it is appropriate to pay less than the maximum award amount to a covered employee, but not more.

APPROVAL OF BOEING ELECTED OFFICER ANNUAL INCENTIVE PLAN (Item 2): We are submitting the Elected Officer Annual Incentive Plan to replace the Company’s Incentive Compensation Plan (the “ICP”) for purposes of qualifying annual bonus awards to covered employees as performance-based compensation under Section 162(m) of the Internal Revenue Code. The Annual Incentive Plan is not intended as a new compensation program and does not authorize the issuance of shares of Boeing stock. Instead, it is intended as a way to continue to maximize deductibility of compensation under Section 162(m).

•	The Annual Incentive Plan should be viewed in the context of changes the Company has made to its annual bonus program. Beginning with the 2006 performance year, annual bonus awards earned each year will be paid in cash, instead of the current mix of cash and Boeing stock units that vest after three years. This change is designed to strengthen the motivation of the program by providing more immediate awards after the completion of the performance period.

•	If the Annual Incentive Plan is approved by shareholders, the ICP, which currently has approximately 2.7 million shares available for grant, will be amended so that Section 162(m) covered employee annual incentive awards will no longer be qualified under the ICP, and no further equity awards will be made under the ICP.

•	The Annual Incentive Plan establishes positive adjusted operating cash flow as the Section 162(m) performance goal for each annual performance period. The maximum bonus award that a Section 162(m) covered employee may be paid for an annual performance period is a percentage of adjusted operating cash flow. This percentage is 0.40% for the Company’s Chief Executive Officer and 0.15% for each of the other four covered employees. The actual amount to be paid as an annual incentive award will be determined by the Compensation Committee, which may determine that it is appropriate to pay less than the maximum award amount to a covered employee, but not more.

SHAREHOLDER PROPOSALS: We oppose all the shareholder proposals to be voted on at the Annual Meeting because we believe they inappropriately limit the flexibility of the Board and could be disadvantageous from a competitive point of view, and therefore are not in the best interests of our shareholders. In particular, we oppose the following proposals for the reasons set forth below.

MAJORITY VOTING FOR DIRECTOR ELECTIONS (Item 9): The Board believes that implementation of the proposal would be inappropriate at this time in light of the fact that a majority voting standard is currently being evaluated by governmental authorities, scholars, corporations, various working groups and investors to determine whether adoption of such a standard for U.S. public companies is positive and feasible. It is anticipated that this work will result in the development and refinement of best practices related to voting for the election of directors and may result in alternative proposals for modifying the current system of plurality voting and related statutory changes that address the uncertainties and unanticipated consequences associated with the proposal. The Board will monitor and evaluate the progress of this work and will consider whether changes to the current system are appropriate and in the best interests of the Company and our shareholders.

INDEPENDENT BOARD CHAIRMAN (Item 10): The Board believes that it is in the best interests of the Company and our shareholders for the Board to have the flexibility to determine who should serve as Chairman of the Board at any particular point in time in light of the Company’s then-current and anticipated future circumstances, whether such director is an independent director or the Chief Executive Officer. At the present time, the Board believes that the Company and our shareholders are best served by having our President and Chief Executive Officer, Mr. McNerney, also serve as Chairman. While the Board may separate these positions in the future should circumstances change, it believes that implementing the proposal would deprive the Board of its ability to organize its functions and conduct its business in the most efficient and effective manner.

The Company’s Corporate Governance Principles provide that if the Chief Executive Officer currently holds the position of Chairman, an independent Lead Director will be elected annually by a majority of the independent directors upon a recommendation from the Governance, Organization and Nominating Committee. Pursuant to these guidelines, Mr. Duberstein, an independent director, has served as Lead Director of the Board of Directors since his election to this position on December 12, 2005.

If you would like to discuss any of these items, as well as any other issues regarding our proxy statement, I can be reached at (312) 544-2802.

Very truly yours,

/s/ JAMES C. JOHNSON
James C. Johnson
Vice President, Corporate Secretary &
Assistant General Counsel

Enclosures